Exhibit 99.1

Britton & Koontz Capital Corporation

500 Main Street	601-445-5576
P O Box 1407	601-445-2481 Fax
Natchez, MS 39121	https://www.bkbank.com
corporate@bkbank.com

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION:
April 23, 2012	W. Page Ogden, President & CEO
(Nasdaq - BKBK)	William M. Salters, Treasurer & CFO

BRITTON & KOONTZ CAPITAL REPORTS 1st QUARTER 2012 EARNINGS

Natchez, Mississippi – The Board of Directors of Britton & Koontz Capital Corporation (Nasdaq: BKBK, "B&K Capital" or "the Company") today reported net income and earnings per share for the quarter ended March 31, 2012, of $243 thousand and $.11 per diluted share, respectively, compared to $575 thousand and $.27 per diluted share, respectively, for the quarter ended March 31, 2011.  Annualized returns on average assets and average equity for the quarter ended March 31, 2012, were .28% and 2.48%, respectively, compared to .61% and 5.80%, respectively, for the same period in 2011.

The decrease in earnings in the 1st quarter of 2012 as compared to the same period in 2011 is due to the following three major factors.  Net interest income declined from $3.1 million to $2.4 million.  Provision for loan losses in the 1st quarter of 2011 was $750 thousand compared to $0 during the 1st quarter of 2012.  Additionally, the Company sold investment securities in 2011 for a gain of $667 thousand compared to $0 in 2012.

The decline in net interest income described above was due primarily to lower average earning assets, offset by lower funding costs of interest bearing liabilities.  Contributing to the lower average earning assets was a $28 million decrease in average loans coupled with a $21 million decline in average investment securities offset by increases in average interest bearing cash balances of $33 million.  Net interest margin declined from 3.44% at March 31, 2011, to 2.90% at March 31, 2012.

Non-interest income ended March 31, 2012, at $729 thousand compared to $1.5 million at March 31, 2011.  Approximately $11 million of mortgage-backed securities were sold in the 1st quarter of 2011 and gains on those sales were $667 thousand, while there were no such sales in the 1st quarter of 2012.  Mortgage revenue also declined $126 thousand due to lower mortgage residential originations and sales during the 1st quarter of 2012 compared to the same period in 2011.

Non-interest expense decreased $251 thousand to $2.9 million at March 31, 2012, compared to $3.1 million at March 31, 2011.  The decrease is primarily due to lower personnel costs associated with the decrease in full time equivalents from 109 to 102, offset by an increase in other real estate expense of $14 thousand.

Total non-performing assets, which include non-accrual loans, loans past due 90 days or more and other real estate, ended the 1st quarter of 2012 at $12.9 million compared to $12.7 million at December 31, 2011.  Non-performing assets as a percentage of assets increased to 3.62% at March 31, 2012, from 3.47% at December 31, 2011.  The allowance for loan losses ended the 1st quarter of 2012 at $4.2 million, or 2.36% of loans, compared to $4.3 million, or 2.29% of loans, at December 31, 2011.  Non-accrual loans decreased from $8.8 million at December 31, 2011, to $5.7 million at March 31, 2012, primarily due to the transfer of a $3.5 million credit to other real estate.  This transfer is the primary reason for the increase in other real estate to $7.2 million at March 31, 2012, from $3.7 million at December 31, 2011.  Loans past due 90 days or more declined to $0 at March 31, 2012, from $199 thousand at December 31, 2011.

The Bank’s provision for loan losses for the three month period ending March 31, 2012, was decreased to $0, compared to $750 thousand for the same period in 2011.  Management determined that no provision expense was warranted during the 1st quarter of 2012 primarily because of the diminishing level of net charge-offs and the current level of allowance for loan losses.  The Bank’s allowance for loan losses to loans was 2.29% at December 31, 2011 compared to 2.36% at March 31, 2012.  Management believes the Bank’s allowance for loan losses is sufficient to cover probable losses in the loan portfolio based on information currently available to management.  Net charge-offs in the 1st quarter of 2012 were $78 thousand compared to $1.8 million in the 4th quarter of 2011.

Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, two in Vicksburg, Mississippi, and three in Baton Rouge, Louisiana, and a loan production office in Central, Louisiana.  As of March 31, 2012, the Company reported assets of $356.5 million and equity of $39.3 million.  The Company’s stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company.  Total shares outstanding at March 31, 2012, were 2,138,466.

Forward Looking Statements

This news release contains statements regarding the projected performance of Britton & Koontz Capital Corporation and its subsidiaries.  These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act.  Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties.  Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

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Britton and Koontz Capital Corporation
Financial Highlights
(Unaudited)

	For the Three Months
	Ended March 31,
	2012	2011
Interest income	$3,277,624	$4,303,497
Interest expense	881,341	1,227,967
Net interest income	2,396,283	3,075,530
Provision for loan losses	-	750,000

Net interest income after provision for loan losses	2,396,283	2,325,530
Non-interest income	728,626	1,531,309
Non-interest expense	2,882,896	3,133,548
Income before income taxes	242,013	723,291
Income taxes	(517)	147,871
Net income	$242,530	$575,420

Return on Average Assets	0.28%	0.61%
Return on Average Equity	2.48%	5.80%

Diluted:
Net income per share	$0.11	$0.27
Weighted average shares outstanding	2,138,466	2,137,907

	March 31,	December 31,	March 31,
Balance Sheet Data	2012	2011	2011
Total assets	$356,492,944	$366,091,232	$381,994,668
Cash and due from banks	51,803,408	48,622,717	30,961,369
Investment securities	111,839,268	118,994,337	128,803,724
Gross loans. net of loans held for sale	173,625,127	184,142,032	206,835,643
Loans held for sale	4,984,282	2,914,468	2,714,204
Deposits-interest bearing	196,975,105	209,960,303	224,846,810
Deposits-non interest bearing	56,061,465	53,097,241	49,320,424
Total deposits	253,036,570	263,057,544	274,167,234
Short-term borrowed funds	35,785,237	35,639,635	17,076,548
Long-term borrowed funds	27,000,000	27,000,000	49,000,000
Stockholders' equity	39,278,222	38,835,739	39,664,425
Book value (per share)	18.37	18.16	18.51
Total shares outstanding	2,138,466	2,138,466	2,142,466

Asset Quality Data
Non-accrual loans	$5,747,101	$8,177,672	$9,240,708
Loans 90+ days past due	-	198,902	81,559
Troubled debt restructurings, performing	-	615,392	-
Total non-performing loans	5,747,101	8,991,966	9,322,267
Other real estate owned	7,163,006	3,701,392	3,303,189
Total non-performing assets	$12,910,107	$12,693,358	$12,625,456
Total non-performing assets to average assets	3.68%	3.38%	3.34%
Net chargeoffs - ytd	$78,377	$2,824,232	$98,242
YTD net chargeoffs as a percent of average net loans	0.04%	1.41%	0.05%